Exhibit (d)(45)(i)

BRIGHTHOUSE FUNDS TRUST I

AMENDMENT NO. 1 TO THE INVESTMENT SUBADVISORY AGREEMENT

(PanAgora Global Diversified Risk Portfolio)

This Amendment No. 1 to the Investment Subadvisory Agreement (the “Agreement”) dated August 4, 2017, by and between Brighthouse Investment Advisers, LLC (the “Adviser”) and PanAgora Asset Management, Inc. (the “Subadviser”) with respect to PanAgora Global Diversified Risk Portfolio, a series of Brighthouse Funds Trust I, is entered into effective the 15th of December, 2021.

WHEREAS, the Agreement provides for the Subadviser to provide certain investment advisory services for the Adviser, for which the Subadviser is to receive agreed upon fees; and

WHEREAS, the parties wish to amend certain provisions of the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the mutual promises, representations, and warranties made herein, covenants and agreements hereinafter contained, and, for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1. Schedule A is amended in whole to read as follows:

Percentage of average daily net assets of the Portfolio assets allocated to the Subadviser by the Adviser:*

0.350% on the first $250 million

0.340% on the next $500 million

0.330% on the next $250 million

0.290% on the next $500 million

0.260% on assets over $1.5 billion

* For purposes of determining the annual subadvisory fee rate pursuant to this Schedule A, the assets of PanAgora Global Diversified Risk Portfolio shall be aggregated with the assets of PanAgora Global Diversified Risk Portfolio II, a series of the Trust. The aggregated assets of the Portfolios shall then be applied to the fee schedule set forth in this Schedule A and the resulting effective rate shall be applied to the actual assets of PanAgora Global Diversified Risk Portfolio to determine the annual subadvisory fee rate.

2. All other terms and conditions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the 15th day of December, 2021.

/s/ Kristi Slavin
Kristi Slavin
President, Brighthouse Investment Advisers, LLC

/s/ Jason F. Ketchen
By: Authorized Officer	Jason F. Ketchen
PanAgora Asset Management, Inc.	Managing Director, Chief Operating Officer and General Counsel